Exhibit 99.1

NEWS Contact: Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2019 RESULTS

November 12, 2019

CONSHOHOCKEN, PA – Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton) (NYSE: KWR) today announced third quarter results including net sales of $325.1 million, which represented an increase of 46% compared to the prior year period. The Company completed its combination with Houghton International, Inc. (“Houghton”), herein referred to as “the Combination”, on August 1, 2019. Therefore, two months of Houghton’s operations are included in the Company’s third quarter results described in this press release. Excluding Houghton’s net sales, which amounted to $119.5 million, current quarter net sales would have declined 7%, primarily due to a decrease in sales volumes of approximately 4% and a negative impact from foreign currency translation of 2%. On a pro-forma basis, Quaker Houghton estimates net sales of approximately $386 million for the three months ended September 30, 2019, which also reflects a decline of 7% compared to approximately $417 million for the three months ended September 30, 2018, primarily due to similar negative volume and foreign exchange declines, noted above.

On a reported basis, the Company’s third quarter of 2019 net loss was $13.1 million or $0.80 per diluted share compared to third quarter of 2018 net income of $19.7 million or $1.47 per diluted share. Excluding one-time costs associated with the Combination, restructuring expenses and all other non-core items in each period, the Company’s third quarter of 2019 non-GAAP net income and earnings per diluted share were $25.3 million and $1.56, respectively, compared to $21.8 million and $1.63, respectively, in the prior year third quarter. Both GAAP and non-GAAP earnings per diluted share reflect the timing of the Combination’s close and its related increase to the Company’s share count on August 1, 2019 and two months of Houghton’s earnings. The Company’s current quarter adjusted EBITDA of $51.4 million, which also includes two months of Houghton’s earnings, increased 56% compared to $33.0 million in the third quarter of 2018 due to the Combination. On a pro forma basis, Quaker Houghton estimates a net loss of approximately $20 million in the third quarter of 2019 compared to net income of approximately $23 million in the prior year period. Pro forma adjusted EBITDA of approximately $61 million in the third quarter of 2019 increased 3% compared to approximately $59 million in the third quarter of 2018, primarily due to improved gross margin, lower SG&A and an increase in foreign exchange transaction gains partially offset by lower net sales, discussed above, and the negative impact of foreign exchange translation.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We experienced challenging market conditions in the third quarter. Our sales were negatively impacted by weaker end market conditions and more significant foreign exchange headwinds than projected last quarter. This was largely driven by the compounding conditions of a weak global automotive market, a generally weaker industrial environment in most parts of the world, some customer inventory corrections and the continued strength of the U.S. dollar. However, there are positives as well. We continued to take market share which partially offset the declines in our markets, we achieved our targeted gross margin, and we have made good progress with our integration and are on track to achieve our targeted integration cost synergies. Despite the 7% decrease in our pro forma net sales, these positive developments all contributed to our pro forma adjusted EBITDA growing 3% in the third quarter compared to the prior year. Overall, I continue to be confident in our future as Quaker Houghton and we remain committed to delivering on our two-year targets for synergies, adjusted EBITDA and leverage. Also, I reaffirm our previous guidance for the full year 2019 pro forma Quaker Houghton adjusted EBITDA, which results in expected pro forma adjusted EBITDA in the fourth quarter to be in the range of between $52 million and $59 million.”

Quaker Houghton

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 1.610.832.4000 F: 1.610.832.8682

quakerhoughton.com

Third Quarter 2019 Consolidated Results

Net sales were $325.1 million in the third quarter of 2019 compared to $222.0 million in the third quarter of 2018. The net sales increase of 46% quarter-over-quarter includes additional net sales from Houghton of $119.5 million. Excluding Houghton’s net sales, current quarter net sales would have declined 7%, reflecting a decrease in sales volumes of approximately 4%, a negative impact from foreign currency translation of 2% and a decline in selling price and product mix of 1%.

Gross profit in the third quarter of 2019 increased $24.0 million compared to the third quarter of 2018 due primarily to the additional net sales from Houghton, noted above. The Company’s reported gross margin in the current quarter was 32.3%, which includes a $10.2 million expense associated with selling Houghton’s inventory during the third quarter of 2019 which was adjusted to fair value in accordance with purchase accounting. Excluding this one-time increase to cost of goods sold (“COGS”), the Company estimates that its gross margin would have been 35.5% in the current quarter compared to 36.5% in the third quarter of 2018. This decrease in gross margin quarter-over-quarter was primarily the result of price and product mix due to lower gross margins in the Houghton business.

Selling, general and administrative expenses (“SG&A”) in the third quarter of 2019 increased $27.5 million compared to the third quarter of 2018 due primarily to additional SG&A from Houghton, partially offset by lower SG&A due to foreign currency translation, the impact of the sales decline, noted above, on direct selling costs, and the initial benefits of realized cost savings associated with the Combination.

During the third quarter of 2019, the Company incurred $14.7 million of Houghton combination and other acquisition-related expenses, primarily for legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals as well as professional fees associated with closing the Combination on August 1, 2019. Comparatively, the Company incurred $2.9 million of expenses in the prior year, primarily due to various professional fees related to integration planning and regulatory approval.

The Company initiated a restructuring program and recorded restructuring expense during the third quarter of 2019 of $24.0 million as part of its global plan to realize cost synergies associated with the Combination. The Company expects reductions in headcount and site closures to occur over the next two years under this program.

Operating loss in the third quarter of 2019 was $14.5 million compared to operating income of $24.9 million in the third quarter of 2018. Excluding the Combination and other acquisition-related charges, restructuring expenses and other non-core items, the Company’s current quarter non-GAAP operating income increased to $34.5 million compared to $27.8 million in the prior year, primarily due to additional net sales and operating income from Houghton. Also, the Company estimates that during the third quarter of 2019 it achieved approximately $2 million in synergies related to the Combination, on a combined company pro-forma basis as compared to the prior year. The Company continues to estimate that total anticipated cost synergies related to the Combination, including cost savings from the restructuring program, noted above, will be $60 million once all cost savings actions have been implemented by the second year after close.

The Company had other income, net, of $0.2 million in the third quarter of 2019 compared to other expense, net, of $0.5 million in the third quarter of 2018. The quarter-over-quarter change was primarily driven by foreign currency transaction gains of $0.4 million in the current quarter compared to losses of $0.3 million in the third quarter of 2018.

Interest expense, net, increased $5.1 million compared to the prior year as a result of additional borrowings under the Company’s new term loans and revolving credit facility to finance the closing of the Combination on August 1, 2019, described further in the Balance Sheet and Cashflow Highlights section, below.

The Company’s effective tax rates for the third quarters of 2019 and 2018 were 27.6% and 18.5%, respectively. The current quarter effective tax rate was affected by the Combination and other acquisition-related charges and restructuring expenses incurred which resulted in a loss before taxes. Excluding the impact of these and other non-core items in each quarter, the Company estimates that its effective tax rates for the third quarters of 2019 and 2018 would have been approximately 20% and 22%, respectively. The Company’s lower current quarter effective tax rate was due primarily to a cumulative year-to-date tax benefit recorded during the third quarter of 2019 as a result of one of its subsidiaries receiving approval for the renewal of a concessionary 15% tax rate compared to its 25% statutory tax rate. The concessionary tax rate was available to the Company’s subsidiary during all quarters of 2018.

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Equity in net income of associated companies increased $1.1 million in the third quarter of 2019 compared to the third quarter of 2018, primarily due to additional earnings from Houghton’s 50% interest in a joint venture in Korea and slightly higher earnings from the Company’s interest in a captive insurance company.

Foreign exchange positively affected the Company’s third quarter of 2019 earnings by approximately 1% or $0.01 per diluted share, primarily due to the current quarter benefit of foreign exchange transaction gains compared to foreign exchange losses in the prior year, partially offset by a negative impact from foreign currency translation of approximately 1% due to the strengthening of the U.S. dollar in the current quarter.

Balance Sheet and Cash Flow Highlights

The Company had net operating cash flow of $35.5 million in the first nine months of 2019 compared to $50.9 million in the first nine months of 2018. The decrease in net operating cash flow year-over-year was primarily due to higher Combination-related payments, including costs incurred prior to close of the Combination related to integration planning, legal and other professional fees as well as various payments triggered by the closing of the deal, such as certain executive and non-executive compensation packages and legal, advisory and other professional fees. This was partially offset by improved working capital primarily due to accounts receivable on lower net sales and inventory levels due to prior year restocking and lower net sales.

The Company paid approximately $797.6 million, net of approximately $75.8 million of cash acquired, to close the Combination in the third quarter of 2019, which included $170.8 million in cash as well as the Company’s refinancing of $702.6 million of Houghton’s indebtedness at closing. The Company also issued an aggregate of 4.3 million shares of its common stock to the selling shareholders of Houghton, comprising approximately 24.5% of the common stock of the Company as of September 30, 2019.

Concurrent with closing of the Combination on August 1, 2019, the Company replaced its previous revolving credit facility with a new syndicated and secured credit facility (the “New Credit Facility”) and borrowed $750.0 million in term loans and $180.0 million from the multicurrency revolver available in the New Credit Facility. As of September 30, 2019, the Company had outstanding borrowings under the New Credit Facility of $857.2 million. In addition, the Company paid $23.7 million in financing-related fees during the third quarter of 2019 in connection with the New Credit Facility, which the Company has capitalized on its balance sheet as of September 30, 2019. Also, the Company’s total net indebtedness as of September 30, 2019 was $749.8 million, excluding financing related fees recorded as a reduction of long-term debt, which represents a total net indebtedness to trailing twelve month pro forma adjusted EBITDA ratio of approximately 3.3 to 1 as of September 30, 2019.

The Company has paid $15.0 million of cash dividends to its shareholders during the first nine months of 2019, a 4% increase compared to the prior year.

Subsequent Event

As previously announced, subsequent to the date of the unaudited financial statements included herein, on October 1, 2019, the Company closed its acquisition of the operating divisions of Norman Hay plc, a private U.K. company that provides specialty chemicals, operating equipment and services to various industrial end markets for a purchase price of 80 million GBP, subject to post-closing adjustments. The Company continues to expect the acquired divisions to have pro-forma full year 2019 net sales and adjusted EBITDA of approximately 63 million GBP and approximately 11.3 million GBP, respectively.

Non-GAAP and Pro Forma Measures

The information included in this public release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per diluted share and pro forma adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net - adjusted, and taxes on income before equity in net income of associated companies - adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

During the first quarter of 2019, the Company updated its calculation methodology to include the use of interest expense net of interest income in the reconciliation of EBITDA and adjusted EBITDA, compared to its historical use of only interest expense, and also to include the non-service component of the Company’s pension and postretirement benefit costs in the reconciliation of adjusted EBITDA, non-GAAP net income attributable to Quaker Chemical Corporation and non-GAAP earnings per diluted share. Prior year amounts have been recast for comparability purposes and the change in calculation methodology does not produce materially different results. The Company believes these updated calculations better reflect its underlying operating performance and better aligns the Company’s calculations to those commonly used by analysts, investors, and competitors in our industry.

As it relates to the full year expected results for the Company’s acquisition of the operating divisions of Norman Hay plc, described above, as well as the Company’s forward looking guidance for the fourth quarter of 2019, the Company has not provided guidance for GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, such as Combination and other acquisition-related expenses and restructuring expenses, as well as income taxes. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

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The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating (loss) income	$(14,502)	$24,919	$25,858	$67,713
Fair value step up of Houghton inventory sold	10,214	—	10,214	—
Houghton combination and other acquisition-related expenses (a)	14,702	2,904	23,789	12,404
Restructuring expense	24,045	—	24,045	—
Charges related to the settlement of a non-core equipment sale	—	—	384	—
Non-GAAP operating income	$34,459	$27,823	$84,290	$80,117
Non-GAAP operating margin (%)	10.6%	12.5%	11.4%	12.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income attributable to Quaker Chemical Corporation	$(13,053)	$19,690	$16,382	$51,668
Depreciation and amortization (b)	14,312	4,883	24,014	14,911
Interest expense, net (c)	6,102	989	7,611	3,223
Taxes on income before equity in net income of associated companies (d)	(5,633)	4,330	4,096	13,554
EBITDA	$1,728	$29,892	$52,103	$83,356
Equity income in a captive insurance company	(524)	(440)	(1,260)	(1,083)
Fair value step up of Houghton inventory sold	10,214	—	10,214	—
Houghton combination and other acquisition-related expenses (a)	14,702	2,904	23,789	11,794
Restructuring expense	24,045	—	24,045	—
Pension and postretirement benefit costs, non-service components	513	568	2,304	1,713
Charges related to the settlement of a non-core equipment sale	—	—	384	—
Gain on liquidation of an inactive legal entity	—	(446)	—	(446)
Currency conversion impacts of hyper- inflationary economies	728	520	891	764
Adjusted EBITDA	$51,406	$32,998	$112,470	$96,098
Adjusted EBITDA margin (%)	15.8%	14.9%	15.2%	14.6%

Adjusted EBITDA	$51,406	$32,998	$112,470	$96,098
Less: Depreciation and amortization (b)	14,312	4,883	24,014	14,911
Less: Interest expense, net - adjusted (c)	5,747	131	5,531	637
Less: Taxes on income before equity in net income of associated companies – adjusted (d)	6,086	6,223	17,913	18,650
Non-GAAP net income	$25,261	$21,761	$65,012	$61,900

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders (e)	$(0.80)	$1.47	$1.14	$3.87
Equity income in a captive insurance company per diluted share	(0.03)	(0.03)	(0.09)	(0.08)
Fair value step up of Houghton inventory sold per diluted share	0.47	—	0.53	—
Houghton combination and other acquisition-related expenses per diluted share (a)	0.75	0.23	1.50	0.89
Restructuring expense per diluted share	1.13	—	1.28	—
Transition tax adjustments per diluted share (d)	(0.03)	(0.08)	(0.03)	(0.17)
Pension and postretirement benefit costs, non-service components per diluted share	0.02	0.03	0.12	0.09
Charges related to the settlement of a non-core equipment sale per diluted share	—	—	0.02	—
Gain on liquidation of an inactive legal entity per diluted share	—	(0.03)	—	(0.03)
Currency conversion impacts of hyper-inflationary economies per diluted share	0.05	0.04	0.06	0.06
Non-GAAP earnings per diluted share (e)	$1.56	$1.63	$4.53	$4.63

(a)	Houghton combination and other acquisition-related expenses during the nine months ended September 30, 2018 includes a $0.6 million gain on the sale of an available-for-sale asset recorded below operating income, within other income (expense), net.

(b)	Depreciation and amortization for both the three and nine months ended September 30, 2019 incudes $0.1 million of amortization expense recorded within equity in net income of associated companies, attributable to the amortization of the fair value step up for Houghton’s 50% interest in a joint venture in Korea as a result of required purchase accounting.

(c)	Interest expense, net – adjusted excludes $0.4 million and $2.1 million for the three and nine months ended September 30, 2019, respectively, and $0.9 and $2.6 million for the three and nine months ended September 30, 2018, respectively, of interest costs the Company incurred to maintain the bank commitment to finance the Combination, prior to executing the New Credit Facility and closing the Combination on August 1, 2019.

(d)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of net (loss) income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. In addition, this also includes transition tax adjustments of $0.4 million during both the three and nine months ended September 30, 2019, as well as $1.1 million and $2.3 million, during the three and nine months ended September 30, 2018, respectively.

(e)	The Company’s calculation of GAAP and non-GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders for the three and nine months ended September 30, 2019 was impacted by the 4.3 million share issuance in connection with closing the Combination, noted above, as well as the variability of its reported earnings, which was primarily due to the Combination and other acquisition-related charges and restructuring expenses incurred. Therefore, the per diluted share result for each of the first three quarters of 2019, as reported on a standalone basis, may not add up to the per diluted share result for the nine months ended September 30, 2019.

The Company has provided certain unaudited pro forma financial information in this press release. The unaudited pro forma financial information is based on the historical consolidated financial statements and results of both Quaker, as reported, and Houghton, and has been prepared to illustrate the effects of the Combination. The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of Quaker Houghton’s past results of operations, nor is it indicative of the future operating results of Quaker Houghton and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following schedules present the Company’s unaudited pro forma financial information for net sales, as well as net (loss) income attributable to Quaker Houghton and the applicable reconciliation to EBITDA and Adjusted EBITDA on a pro forma non-GAAP basis (dollars in millions unless otherwise noted):

	Three months ended September 30, 2019 (a)
	As Reported	Houghton	Divestitures(b)	Other (c)	Pro Forma *
Net sales	$325	$72	$(9)	$(2)	$386

Net (loss) income attributable to Quaker Houghton	$(13)	$(7)	$(1)	$2	$(20)
Depreciation and amortization	14	4	—	0	19
Interest expense, net	6	5	—	(2)	9
Taxes on (loss) income (d)	(6)	4	(0)	0	(2)
EBITDA *	2	6	(1)	0	7
Combination and other acquisition-related expenses	15	40	—	—	55
Gain on the sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton inventory sold	10	—	—	—	10
Restructuring expense	24	—	—	—	24
Other addbacks (e)	1	0	—	—	1
Adjusted EBITDA *	$51	$11	$(1)	$0	$61
Adjusted EBITDA margin * (%)	16%	15%	13%	-5%	16%

	Three months ended September 30, 2018 (a)
	As Reported	Houghton	Divestitures(b)	Other (c)	Pro Forma *
Net sales	$222	$213	$(13)	$(5)	$417

Net income attributable to Quaker Houghton	$20	$1	$(3)	$4	$23
Depreciation and amortization	5	13	—	1	19
Interest expense, net	1	14	—	(6)	9
Taxes on income (d)	4	(3)	(1)	1	2
EBITDA *	30	26	(3)	0	53
Combination and other acquisition-related expenses	3	3	—	—	5
Other addbacks (e)	0	1	—	—	1
Adjusted EBITDA *	$33	$29	$(3)	$0	$59
Adjusted EBITDA margin * (%)	15%	14%	25%	-4%	14%

	Trailing twelve months ended September 30, 2019 (a)
	As Reported	Houghton	Divestitures(b)	Other (c)	Pro Forma *
Net income (loss) attributable to Quaker Houghton	$24	$(7)	$(9)	$13	$21
Depreciation and amortization	29	44	—	5	78
Interest expense, net	8	48	—	(21)	35
Taxes on income (d)	16	4	(2)	4	21
EBITDA *	77	89	(11)	0	154
Combination and other acquisition-related expenses	28	46	—	—	74
Gain on the sale of divested assets	—	(35)	—	—	(35)
Fair value step up of Houghton inventory sold	10	—	—	—	10
Restructuring expense	24	—	—	—	24
Other addbacks (e)	3	0	—	—	3
Adjusted EBITDA *	$142	$99	$(11)	$0	$230
Adjusted EBITDA margin * (%)	15%	15%	25%	0%	15%

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* Certain amounts may not calculate due to rounding, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin (%) as well as the total pro forma financial results as presented for combined Quaker Houghton

(a)	As reported results for the three months ended September 30, 2019 include two months of Houghton’s operations as the Combination closed on August 1, 2019. The Houghton results for the three months ended September 30, 2019 reflect only the results for the month of July 2019, prior to closing of the Combination. Comparatively, the as reported results for the three months ended September 30, 2018 include only Quaker’s historical as reported results, while Houghton results include all three months. Similar to the as reported results for the three months ended September 30, 2019, the as reported results for the trailing twelve months ended September 30, 2019 include two months of Houghton’s operations, while Houghton reflects ten months of results for the period from October 1, 2018 through July 31, 2019.

(b)	Divestitures includes the elimination of results associated with the divested product lines.

(c)	Other includes: (i) additional depreciation and amortization expense based on the initial estimates of fair value step up and estimated useful lives of depreciable fixed assets, definite-lived intangible assets and investment in associated companies acquired; (ii) adoption of required accounting guidance and alignment of related accounting policies; (iii) elimination of transactions between Quaker and Houghton; and (iv) an adjustment to interest expense, net, to reflect the impact of the new financing and capital structure of the combined Company.

(d)	Taxes on income related to the Divestiture and Other reflect each tax effected at the U.S. tax rate of 21%.

(e)	Other addbacks includes: (i) Equity income in a captive insurance company; (ii) Pension and postretirement benefit costs, non-service components; (iii) Currency conversion impacts of hyper-inflationary economies; (iv) Gain on liquidation of an inactive legal entity; (v) Affiliate management fees; and (vi) other non-recurring miscellaneous charges.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, appliance, and durable goods manufacturers. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of the combined company as well as other acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to the Company's business could cause its actual results to differ materially from expected and historical results.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and in our quarterly and other reports filed from time to time with the SEC.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, the Company’s investor conference call to discuss its third quarter performance is scheduled for November 13, 2019 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is a global leader in industrial process fluids. With a robust presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With 4,000 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Quaker Houghton will host an Investor Day on Wednesday, December 11, 2019 in New York City at the New York Stock Exchange.  Visit quakerhoughton.com to learn more.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$325,130	$222,022	$742,209	$656,039

Cost of goods sold	220,073	140,929	486,224	418,562

Gross profit	105,057	81,093	255,985	237,477
%	32.3%	36.5%	34.5%	36.2%

Selling, general and administrative expenses	80,812	53,270	182,293	157,360
Restructuring and related activities	24,045	-	24,045	-
Combination and other acquisition-related expenses	14,702	2,904	23,789	12,404

Operating (loss) income	(14,502)	24,919	25,858	67,713
%	-4.5%	11.2%	3.5%	10.3%

Other income (expense), net	203	(523)	(389)	(631)
Interest expense, net	(6,102)	(989)	(7,611)	(3,223)
(Loss) income before taxes and equity in net income of associated companies	(20,401)	23,407	17,858	63,859

Taxes on income before equity in net income of associated companies	(5,633)	4,330	4,096	13,554
(Loss) income before equity in net income of associated companies	(14,768)	19,077	13,762	50,305

Equity in net income of associated companies	1,787	694	2,806	1,623

Net (loss) income	(12,981)	19,771	16,568	51,928

Less: Net income attributable to noncontrolling interest	72	81	186	260

Net (loss) income attributable to Quaker Chemical Corporation	$(13,053)	$19,690	$16,382	$51,668
%	-4.0%	8.9%	2.2%	7.9%

Share and per share data:
Basic weighted average common shares outstanding	16,185,724	13,278,259	14,271,121	13,263,417
Diluted weighted average common shares outstanding	16,218,226	13,315,541	14,313,971	13,297,345

Net (loss) income attributable to Quaker Chemical Corporation common shareholders - basic	$(0.80)	$1.48	$1.15	$3.88
Net (loss) income attributable to Quaker Chemical Corporation common shareholders - diluted	$(0.80)	$1.47	$1.14	$3.87

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$128,161	$104,147
Accounts receivable, net	370,725	202,139
Inventories, net	174,386	94,090
Prepaid expenses and other current assets	51,290	18,134
Total current assets	724,562	418,510

Property, plant and equipment, net	204,109	83,923
Right of use lease assets	33,789	-
Goodwill	557,323	83,333
Other intangible assets, net	1,064,048	63,582
Investments in associated companies	91,937	21,316
Non-current deferred tax assets	5,415	6,946
Other assets	43,313	32,055
Total assets	$2,724,496	$709,665

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$36,535	$670
Accounts and other payables	173,722	92,754
Accrued compensation	41,714	25,727
Accrued restructuring	19,320	-
Other current liabilities	74,469	32,319
Total current liabilities	345,760	151,470

Long-term debt	826,503	35,934
Long-term lease liabilities	24,259	-
Non-current deferred tax liabilities	212,673	10,003
Other non-current liabilities	111,851	75,889
Total liabilities	1,521,046	273,296

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2019 - 17,730,728 shares; 2018 - 13,338,026 shares	17,731	13,338
Capital in excess of par value	885,765	97,304
Retained earnings	404,569	405,125
Accumulated other comprehensive loss	(106,047)	(80,715)
Total Quaker shareholders' equity	1,202,018	435,052
Noncontrolling interest	1,432	1,317
Total equity	1,203,450	436,369
Total liabilities and equity	$2,724,496	$709,665

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$16,568	$51,928
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing fees	792	-
Depreciation and amortization	23,868	14,911
Equity in undistributed earnings of associated companies, net of dividends	(129)	2,658
Acquisition-related fair value adjustments related to inventory	10,214	-
Deferred compensation, deferred taxes and other, net	(17,204)	(898)
Share-based compensation	3,042	2,847
Gain on disposal of property, plant, equipment and other assets	(111)	(680)
Insurance settlement realized	(624)	(680)
Combination and other acquisition-related expenses, net of payments	(14,218)	(349)
Restructuring and related activities	24,045	-
Pension and other postretirement benefits	434	(1,113)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	2,655	(14,029)
Inventories	1,376	(12,719)
Prepaid expenses and other current assets	(10,931)	2,196
Change in restructuring liabilities	(4,645)	-
Accounts payable and accrued liabilities	344	6,824
Net cash provided by operating activities	35,476	50,896

Cash flows from investing activities
Investments in property, plant and equipment	(10,112)	(8,815)
Payments related to acquisitions, net of cash acquired	(798,064)	(500)
Proceeds from disposition of assets	75	803
Insurance settlement interest earned	185	102
Net cash used in investing activities	(807,916)	(8,410)

Cash flows from financing activities
Proceeds from term loans	750,000	-
Borrowings (repayments) on revolving credit facility, net	85,966	(11,040)
Borrowings (repayments) on other debt, net	415	(478)
Financing-related costs	(23,747)	-
Dividends paid	(15,003)	(14,385)
Stock options exercised, other	733	(227)
Distributions to noncontrolling affiliate shareholders	-	(834)
Net cash provided by (used in) financing activities	798,364	(26,964)

Effect of foreign exchange rate changes on cash	(1,889)	(6,168)

Net increase in cash, cash equivalents and restricted cash	24,035	9,354
Cash, cash equivalents and restricted cash at the beginning of the period	124,425	111,050
Cash, cash equivalents and restricted cash at the end of the period	$148,460	$120,404